Exhibit 99(a)(1)(L)

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (UK EMPLOYEES)

2000 EQUITY INCENTIVE PLAN

[Participant Information]

Electronic Arts Inc., a Delaware corporation, (the “Company”) hereby grants on the date hereof (the “Award Date”) to the individual named above (the “Participant”) an award of Restricted Stock Units issued under the Company’s 2000 Equity Incentive Plan, as amended (the “Plan”), to receive the total number of Shares set forth below of the Company’s common stock (the “Award Shares”). The Restricted Stock Units are subject to all the terms and conditions set forth herein, including the Joint Election form, the terms and conditions in the attached Appendix A, any special terms and conditions set forth in the attached Appendix B (collectively, the “Award”) and in the Plan, the provisions of which are incorporated herein by reference. All capitalized terms used in this Award that are not defined herein have the meanings defined in the Plan. The principal features of the Restricted Stock Units are as follows:

[Grant information: Award Date/number of shares subject to Award]

If you are resident in the UK at the Award Date, you are required to enter into a Joint NIC Election to transfer to you any liability to employer’s national insurance contributions (“NICs”) that may arise in connection with the Restricted Stock Units, or in connection with further Restricted Stock Units granted to you under the Plan. Your electronic acceptance of this Award indicates your acceptance of the Joint NIC Election. If you do not enter into the Joint NIC Election, the grant of Restricted Stock Units will not be effective, as (under the terms of the Award), you will not be able to receive any benefit in connection with the Restricted Stock Units.

By entering into the Joint NIC Election:

• you agree that any employer’s NICs liability that may arise in connection with or pursuant to the acquisition of Award Shares or other taxable events in connection with the Restricted Stock Units will be transferred to you; and

• you will authorise your employer to recover an amount sufficient to cover this liability by such methods including, but not limited to, deductions from your salary or other payments due, or the sale of sufficient Award Shares acquired upon vesting/settlement of the Restricted Stock Units (as set forth in Section 12 of the attached Appendix A).

Please read the Joint NIC Election carefully before accepting the Joint NIC Election.

Vesting Schedule: Subject to the terms and conditions of the Plan and the Award, the Restricted Stock Units shall vest as to [If 1-year vesting: One hundred (100%) of the Remaining Shares shall vest on the first anniversary of the Vesting Start Date,] [If 2-year vesting: Fifty percent (50%) of the Remaining Shares shall vest on each of the first and second anniversaries of the Vesting Start Date, respectively,] [If 3-year vesting: One-third (1/3) of the Remaining Shares shall vest on each of the first, second and third anniversaries of the Vesting Start Date, respectively,] provided Participant is, and has remained continuously since the Award Date, employed by the Company or a Subsidiary on each vesting date (or such later date as may result from suspended vesting as provided below). Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. Vesting will continue in accordance with the vesting schedule set forth herein during a leave of absence that is protected by contract or under local law (which may include, but is not limited to, a maternity, paternity, disability, medical, or military leave), provided that vesting shall cease if and when the leave of absence is no longer guaranteed by contract or local law. Vesting shall be suspended during any unpaid personal leave of absence, except as otherwise required by contract or local law.

PLEASE READ ALL OF APPENDIX A AND APPENDIX B, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THE AWARD.

Signed for and on behalf of ELECTRONIC ARTS INC.

The Company acknowledges that, by arranging for the scanned signature of an authorized representative to appear on this Award, it agrees to be bound by the terms of this Award

Stephen G. Bené

Senior Vice President and General Counsel

ACCEPTANCE:

By accepting the Award, Participant acknowledges the receipt of the Award under the Plan and agrees to voluntarily participate in the Plan. Participant hereby acknowledges that a copy of the Plan and a copy of the Prospectus, as amended, are available upon request from the Company’s Stock Administration Department and can also be accessed electronically. Participant represents that Participant has read and understands the contents of the Plan, the Prospectus and the Award, and accepts the Restricted Stock Units subject to all the terms and conditions of the Plan and the Award. Participant understands and acknowledges that there may be tax consequences related to the grant and vesting of the Restricted Stock Units and the sale of the underlying Award Shares and that Participant should consult a tax advisor to determine his or her actual tax consequences. Participant must accept this Award by executing and delivering a signed copy of this Award to the Company or by electronically accepting this Award pursuant to the online acceptance procedure established by the Company within thirty (30) days. Otherwise, the Company may, at its discretion, rescind the Award and the Restricted Stock Units granted thereunder in its entirety.

ELECTION TO TRANSFER THE EMPLOYER’S SECONDARY CLASS 1 NATIONAL INSURANCE LIABILITY TO THE PARTICIPANT

1. Parties

This Election is between:

(A) The Participant who is employed by one of the U.K. companies listed in the Schedule attached hereto (the “Employer”), and who is eligible to receive Restricted Stock Units pursuant to the Electronic Arts Inc. 2000 Equity Incentive Plan, as amended (the “Plan”); and

(B) Electronic Arts Inc. of 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America (the “Company”), which may grant Restricted Stock Units under the Plan and is entering into this Form of Election on behalf of the Employer.

2. Purpose of Election

2.1 This Election relates to the employer’s secondary Class 1 National Insurance Contributions (the “Employer’s Liability”) which may arise on the occurrence of a “Taxable Event” pursuant to section 4(4)(a) and/or paragraph 3B(1A), Schedule 1 of the Social Security Contributions and Benefits Act 1992 (“SSCBA”) including:

(i) the acquisition of securities pursuant to the Restricted Stock Units (pursuant to section 477(3)(a) Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”)); and/or

(ii) the assignment or release of the Restricted Stock Units in return for consideration (pursuant to section 477(3)(b) ITEPA); and/or

(iii) the receipt of a benefit in connection with the Restricted Stock Units (pursuant to section 477(3)(c) ITEPA); and/or

(iv) post-acquisition charges relating to the Restricted Stock Units (pursuant to section 426 ITEPA); and/or

(v) post-acquisition charges relating to the Restricted Stock Units (pursuant to section 438 ITEPA).

2.2 This Election applies to all Restricted Stock Units granted to the Participant under the Plan on or after March 1, 2006 up to the termination date of the Plan.

2.3 This Election is made in accordance with paragraph 3B(1) of Schedule 1 of SSCBA.

2.4 This Election does not apply in relation to any liability, or any part of any liability, arising as a result of regulations being given retrospective effect by virtue of section 4B(2) of either the Social Security Contributions and Benefits Act 1992, or the Social Security Contributions and Benefits (Northern Ireland) Act 1992.

2.5 This Election will not apply to the extent that it relates to relevant employment income which is employment income of the earner by virtue of Chapter 3A of Part 7 of ITEPA (employment income: securities with artificially depressed market value).

3. The Election

The Participant and the Company jointly elect that the entire liability of the Employer to pay the Employer’s Liability on the Taxable Event is hereby transferred to the Participant. The Participant understands that by entering into this Election he or she will become personally liable for the Employer’s Liability covered by this Election.

4. Payment of the Employer’s Liability

4.1 The Employee and the Company acknowledge that the Employer is under a duty to remit the Employer’s Liability to Her Majesty’s Revenue & Customs (“HMRC”) on behalf of the Employee within 14 days after the end of the tax month during which the Taxable Event occurs, or such other period of time, as prescribed. The Employee agrees to pay to the Company and/or the Employer the Employer’s Liability on demand at any time on or after the Taxable Event and hereby authorizes the Company and/or the Employer to account for the Employer’s Liability to HMRC.

4.2 Without limitation to Clause 4.1 above, the Participant hereby authorizes the Company and/or the Employer to collect the Employer’s Liability from the Participant at any time after the Taxable Event:

(i) by deduction from salary or any other payment payable to the Participant at any time on or after the date of the Taxable Event; and/or

(ii) directly from the Participant by payment in cash or cleared funds; and/or

(iii) by arranging, on behalf of the Participant, for the sale of some of the securities which the Participant is entitled to receive in respect of the Restricted Stock Units; and/or

(iv) through any other method as set forth in the award agreement entered into between the Participant and the Company.

4.3 The Company hereby reserves for itself and the Employer the right to withhold the transfer of any securities to the Participant until full payment of the Employer’s Liability is received.

5. Duration of Election

5.1 The Participant and the Company agree to be bound by the terms of this Election regardless of whether the Participant is transferred abroad or is not employed by the Employer on the date on which the Employer’s Liability becomes due.

5.2 This Election will continue in effect until the earliest of the following:

(i) such time as both the Participant and the Company agree in writing that it should cease to have effect;

(ii) on the date the Company serves written notice on the Participant terminating its effect;

(iii) on the date the HMRC withdraws approval of this Election; or

(iv) on the date the Election ceases to have effect in accordance with its terms.

5.3 This Election will continue in force regardless of whether the Participant ceases to be an employee of the Employer.

The Company acknowledges that by arranging for the scanned signature of an authorized representative to appear on this Election, the Company agrees to be bound by the terms of this Election as stated above.

The Participant acknowledges that by electronically accepting this Award, the Participant agrees to be bound by the terms of this Election as stated above.

SCHEDULE OF EMPLOYER COMPANIES

The employing companies to which this Form of Election relates are:

NAME:	ADDRESS:

Electronic Arts Limited

Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN

Registered Number: 2057591

Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove,

Croydon, CR9 1WW

Corporation Tax Reference: 201 66920 04659

PAYE Tax District(s): North East Metropolitan Area, Fountain Court, 119 Grange Road, Middlesborough,

TS1 2XA

PAYE Reference: 120/E48

Criterion Software Limited

Registered Office: Onslow House, Onslow Street, Guildford, Surrey, GU1 4TN

Registered Number: 4330852

Corporation Tax District: Corporation Tax Office South London, Southern House, Wellesley Grove,

Croydon, CR9 1WW

Corporation Tax Reference: 201 35000 18106

PAYE Tax District(s): Surrey & North Hampshire Area, Saughton House, Broomhouse Drive, Edinburgh,

EH11 3XG

PAYE Reference: 765/C1321

APPENDIX A

ELECTRONIC ARTS INC.

RESTRICTED STOCK UNIT AWARD (UK EMPLOYEES)

UNDER THE 2000 EQUITY INCENTIVE PLAN

1. Form of Award. Each Restricted Stock Unit granted under the Plan shall be evidenced by an award of Restricted Stock Units (the “Award”) in such form (which need not be the same for each Participant) as the Committee shall from time to time approve, which Award shall comply with and be subject to the terms and conditions of the Plan. Awards may be evidenced by paper copy or electronic copy.

2. Date of Grant. The date of grant of the Restricted Stock Units shall be the date on which the Committee makes the determination to grant such Restricted Stock Units, unless otherwise specified by the Committee. The Award representing the Restricted Stock Units will be delivered to Participant within a reasonable time after the granting of the Restricted Stock Units.

3. Award. Each Restricted Stock Unit represents the unsecured right to receive one share of Common Stock, subject to certain restrictions and subject to the terms and conditions contained in this Award and the Plan. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

4. No Shareholder Rights. The Restricted Stock Units do not entitle Participant to any rights of a shareholder of Common Stock. The rights of Participant with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which such rights become vested.

5. Conversion of Restricted Stock Units; Issuance of Award Shares. No Award Shares shall be issued to Participant prior to the date on which the Restricted Stock Units vest. After any Restricted Stock Units vest, the Company shall promptly cause to be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives or heirs, as the case may be, Award Shares in payment of such vested whole Restricted Stock Units; provided, however, that in the event such Restricted Stock Units do not vest on a day during which the Common Stock is quoted on the Nasdaq Global Select Market (or traded on such other principal national securities market or exchange on which the Common Stock may then be listed) (“Trading Day”), the Company shall cause Award Shares to be issued on the next Trading Day following the date on which such Restricted Stock Units vest; provided, further, that in no event shall the Company cause such Award Shares to be issued later than two (2) months after the date on which such Restricted Stock Units vest. For purposes of this Award, the date on which vested Restricted Stock Units are converted into Award Shares shall be referred to as the “Conversion Date.”

6. Fractional Restricted Stock Units. In the event Participant would otherwise become vested in a fractional portion of a Restricted Stock Unit (a “Fractional Portion”) based on the vesting terms of the Restricted Stock Units, such Fractional Portion shall instead remain unvested until the final vesting date for the Restricted Stock Units; provided, however, that if Participant would otherwise vest in a subsequent Fractional Portion prior to the final vesting date for the Restricted Stock Units and such Fractional Portion taken together with a previous Fractional Portion that remained unvested would equal a whole Award Share, then such Fractional Portions shall vest and be converted into one Share. Upon the final vesting date, the value of any remaining Fractional Portion(s) shall be rounded up to the nearest whole Award Share at the same time as the conversion of the remaining Restricted Stock Units and issuance of Award Shares described in Section 5 above.

7. Restriction on Transfer. Neither the Restricted Stock Units nor any rights under this Award may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by Participant other than by will or by the laws of descent and distribution, and any such purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company.

8. Termination of Employment.

(a) Forfeiture of Unvested Restricted Stock Units Upon Termination of Employment, Other than Death or Disability. In the event that Participant’s employment or service is Terminated for any reason other than death or Disability and the Restricted Stock Units are not yet fully vested as of the Termination Date (as defined in Section 10(k) below), then the unvested Restricted Stock Units shall be forfeited immediately upon such Termination Date.

(b) Termination of Employment Due to Death or Disability. If the Participant’s employment is Terminated due to death or Disability after the first anniversary of the Award Date, a pro-rata portion of the Restricted Stock Units, to the extent that the Restricted Stock Units are partially vested on the Termination Date (as defined in Section 10(k) below), will be converted into Award Shares and issued to the Participant, or Participant’s legal representatives or heirs, as the case may be. If the Participant’s employment with the Company or Subsidiary is Terminated due to death or Disability, before the first anniversary of the Award Date, the entire Award shall be forfeited. In determining the pro-rata portion of the Restricted Stock Units that are vested on the Termination Date (as defined in Section 10(k) below), the Committee will consider the number of months worked by Participant during the 12-calendar month period preceding the next anniversary of the Award Date under the following formula:

Number of Restricted Stock Units scheduled to vest on the next anniversary of the Award Date multiplied by [Number of calendar months worked by Participant during the 12-month period prior to the next anniversary of the Award Date] divided by 12.

Participant shall be deemed to have worked a calendar month if Participant has worked any portion of that month. The Committee’s determination of vested Restricted Stock Units shall be in whole Restricted Stock Units only and will be binding on the Participant.

9. Suspension of Award and Repayment of Proceeds for Contributing Misconduct. If at any time the Committee reasonably believes that Participant has engaged in an act of misconduct, including, but not limited to an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Company’s financial statements (“Contributing Misconduct”), the Committee may suspend the vesting of the Restricted Stock Units pending a determination of whether an act of Contributing Misconduct has been committed. If the Committee determines that Participant has engaged in an act of Contributing Misconduct, then the Restricted Stock Units will terminate immediately upon such determination and the Committee may require Participant to repay to the Company, in cash and upon demand, the Award Proceeds (as defined below) resulting from any sale or other disposition (including to the Company) of Award Shares issued or issuable upon the vesting of the Restricted Stock Units if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Award Proceeds” means, with respect to any sale or other disposition (including to the Company) of Award Shares issued or issuable upon vesting of Restricted Stock Units, an amount determined appropriate by the Committee to reflect the effect of the restatement on the Company’s Share price, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Award Shares sold or disposed of. The return of Award Proceeds is in addition to and separate from any other relief available to the Company due to the Participant’s Contributing Misconduct. Any determination by the Committee with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is designated as an “executive officer”, the determination of the Committee shall be subject to the approval of the Board of Directors.

10. Acknowledgement of Nature of Plan and Award. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(c) all decisions with respect to future grants of Restricted Stock Units, if any, will be at the sole discretion of the Company;

(d) nothing in the Plan or the Award shall confer on Participant any right to continue in the employ of, or other service relationship with, the Company or, if different, Participant’s employer (the “Employer”) or any Subsidiary or affiliate, or limit in any way the right of the Company or the Employer to terminate Participant’s employment or service relationship at any time;

(e) Participant’s participation in the Plan is voluntary;

(f) the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of Participant’s employment or service contract, if any;

(g) the Restricted Stock Units and the Award Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event may be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h) in the event that Participant is not an employee of the Company, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company;

(i) the future value of the underlying Award Shares is unknown and cannot be predicted with certainty;

(j) no claim or entitlement to compensation or damages shall arise from termination of the Restricted Stock Units or diminution in value of the Restricted Stock Units or Award Shares received upon vesting of the Restricted Stock Units resulting from Termination of Participant’s employment (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the Restricted Stock Units to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k) in the event of Termination of Participant’s employment (whether or not in breach of local labor laws), Participant’s right to receive and vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed (the “Termination Date”) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of the Restricted Stock Units; and

(l) the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

11. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Award Shares. Participant is hereby advised to consult with his or her own tax, legal and financial advisors regarding Participant’s participation in the Plan before taking any action related to the Plan.

12. Tax Withholding. Regardless of any action the Company and/or the Employer takes with respect to any or all income tax (including federal, state, and/or local taxes), primary and secondary Class 1 National Insurance contributions (“NICs”), payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting, settlement, assignment, release or cancellation of the Restricted Stock Units, the issuance of Award Shares upon settlement of the Restricted Stock Units, the subsequent sale of Award Shares acquired pursuant to such issuance and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding Shares from the delivery of the Award Shares, provided that the Company only withholds a number of Shares with a Fair Market Value equal to or below the minimum withholding amount for Tax-Related Items, provided, however, that in order to avoid issuing fractional Shares, the Company may round up to the next nearest number of whole Shares, as long as the Company issues no more than a single whole Share in excess of the minimum withholding obligation for Tax-Related Items. For example, if the minimum withholding obligation for Tax-Related Items is $225 and the Fair Market Value of the Common Stock is $50 per share, then the Company may withhold up to five (5) Shares from the delivery of Award Shares on the Conversion Date. The Company or the Employer will remit the total amount withheld for Tax-Related Items to the appropriate tax authorities; or

(ii) withholding from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Employer; or

(iii) withholding from proceeds of the sale of Award Shares acquired upon vesting/settlement of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization).

If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Award Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Award Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan that cannot be satisfied by one or more of the means previously described. If any of the foregoing methods of collection are not allowed under applicable law or if Participant fails to comply with his or her obligations in connection with Tax-Related Items as described in this section, the Company may refuse to deliver the Award Shares or proceeds from the sale of Award Shares.

Finally, Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of Tax-Related Items that Participant owes at vesting/settlement of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in this section. Participant authorizes the Company to delay the issuance of any Award Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and NICs may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in this section, although Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

13. Joint Election. As a condition of the Restricted Stock Units vesting and the Award Shares being issued to Participant, Participant agrees to accept any liability for secondary Class 1 NICs (“Employer NICs”) which may be payable by the Company or the Employer with respect to any taxable event. Without prejudice to the foregoing, Participant agrees to execute a joint election between the Company and/or the Employer and Participant (the “Election”), the form of such Election being formally approved by the HMRC, and any other consent or elections required to accomplish the transfer of the Employer NICs to Participant. Participant further agrees to execute such other joint elections as may be required between Participant and any successor to the Company and/or the Employer. If Participant does not enter into the Election prior to the first vesting date, or if the Election is revoked at any time by the HMRC, the Restricted Stock Units shall cease vesting and shall become null and void without any liability to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from Participant by any of the means set forth above in Section 12.

14. Compliance with Laws and Regulations. The issuance and transfer of Award Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal and state laws and with all applicable requirements of any stock exchange or national market system on which the Company’s Common Stock may be listed at the time of such issuance or transfer. The Company is not required to issue or transfer Award Shares if to do so would violate such requirements.

15. Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in the Award and any other Award materials by and among, as applicable, the Employer, the Company and any Subsidiary or affiliate of the Company for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about him or her, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to E*Trade Financial Services, Inc. or such other stock plan service provider as may be selected by Participant or as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related current or participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Authority of the Board and the Committee. Any dispute regarding the interpretation of the Award shall be submitted by Participant, the Employer, or the Company, forthwith to either the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or Committee shall be final and binding on the Participant, the Employer, and/or the Company.

18. Deferral of Compensation. Payments made pursuant to this Plan and Award are intended to qualify for the “short-term deferral” exemption from Section 409A of the Code. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award agreement to ensure that all Awards are made in a manner that qualifies for exemption from or complies with Section 409A of the Code, provided however, that the Company makes no representations that the Award will be exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to this Award.

19. Governing Law and Choice of Venue. The Award as well as the terms and conditions set forth in the Plan shall be governed by, and subject to, the law of the State of California, U.S.A., without regard to the conflict of law provisions, as provided in the Plan. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or the grant of Restricted Stock Units, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California, U.S.A. and agree that such litigation shall be conducted only in the courts of San Mateo County, California, U.S.A., or the federal courts for the United States for the Northern District of California, U.S.A., and no other courts, where this grant is made and/or to be performed.

20. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award.

21. Agreement Severable. In the event that any provision in this Award agreement is held to be invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award agreement.

22. Entire Agreement. The Award, including this Appendix A, Appendix B and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

23. Appendix B. The Award shall be subject to any special terms and conditions set forth in the Appendix B. If Participant relocates to one of the countries included in the Appendix B during the life of the Restricted Stock Units, the special terms and conditions for such country shall apply to Participant, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix B constitutes part of this Award.

24. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Award Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

*  *  *  *  *

APPENDIX B

ELECTRONIC ARTS INC.

2000 EQUITY INCENTIVE PLAN

Restricted Stock Unit Award Country Specific Terms and Conditions

(Non-U.S. Employees)

Terms and Conditions

This Appendix B includes additional terms and conditions that govern the Restricted Stock Units granted to Participant under the Plan if Participant resides in one of the countries listed below. This Appendix B forms part of the Award. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and the Award.

Notifications

This Appendix B also includes information regarding exchange controls and certain other issues of which Participant should be aware with respect to Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in Participant’s country as of October 2009. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the information noted herein as the only source of information relating to the consequences of Participant’s participation in the Plan because the information may be out of date at the time Participant vests in the Restricted Stock Units or sells Award Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to Participant particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to his or her situation.

Finally, if Participant is a citizen or resident of a country, or is considered resident of a country, other than the one in which Participant is currently working, the information contained herein may not be applicable to Participant.

AUSTRALIA

Terms and Conditions

Australian Addendum. The Restricted Stock Units are granted either pursuant to the Australian Addendum, which is an addendum to the Plan, or a specific relief instrument from the Australian Securities and Investment Commission. Participation in the Plan and the Restricted Stock Units granted under the Plan are subject to the terms and conditions stated in the Australian Addendum or relief instrument, as applicable, and the Offer Document, in addition to the Plan and the Award.

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Australia shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

Notifications

Securities Law Information. If Participant acquires Award Shares pursuant to the Restricted Stock Units and offers the Award Shares for sale to a person or entity resident in Australia, such offer may be subject to disclosure requirements under Australian law. Participant should obtain legal advice as to his or her disclosure o bligations prior to making any such offer.

AUSTRIA

Notifications

Consumer Protection Information. Participant may be entitled to revoke acceptance of the Award on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Award and the Plan:

(i) The revocation must be made within one (1) week after acceptance of the Award.

(ii) The revocation must be in written form to be valid. It is sufficient if Participant returns the Award to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the Award, provided the revocation is sent within the period discussed above.

Exchange Control Information. If Participant holds Award Shares acquired under the Plan outside of Austria, Participant must submit a report to the Austrian National Bank. An exemption applies if the value of the Award Shares as of any given quarter does not exceed €30,000,000 or as of December 31 does not exceed €5,000,000. If the former threshold is exceeded, quarterly obligations are imposed, whereas if the latter threshold is exceeded, annual reports must be given. The annual reporting date is December 31 and the deadline for filing the annual report is March 31 of the following year.

When Participant sells Award Shares acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the fifteenth day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

Notifications

Tax Reporting. Participant is required to report any taxable income attributable to the Restricted Stock Units on his or her annual tax return. In addition, Participant is also required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.

BERMUDA

There are no country-specific provisions.

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Award, Participant acknowledges his or her agreement to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the Restricted Stock Units, the receipt of any dividends, and the sale of Award Shares acquired under the Plan.

Notifications

Exchange Control Information. If Participant is resident or domiciled in Brazil, Participant will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000 (approximately BRL180,650 as of September 2009). Assets and rights that must be reported include Award Shares acquired under the Plan.

CANADA

Terms and Conditions

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Canada shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

The following provisions will apply if Participant is a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Award, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements the Data Privacy section of the Award:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to record such information and to keep such information in his or her employee file.

CZECH REPUBLIC

Notifications

Exchange Control Information. Upon request of the Czech National Bank, Participant may need to file a notification within 15 days of the end of the calendar quarter in which he or she acquires the Award Shares.

FINLAND

There are no country-specific provisions.

FRANCE

There are no country-specific provisions.

GERMANY

Notifications

Exchange Control Information. If Participant makes cross-border payments in excess of €12,500 in connection with the sale of securities (including Award Shares acquired under the Plan), Participant must file a monthly report with the Servicezentrum Außenwirtschaftsstatistik, which is the competent federal office of the Deutsche Bundesbank (the German Central Bank) for such notifications in Germany. If Participant uses a German commercial bank to effectuate such cross-border payments, the bank will provide Participant with the required form.

In addition, in the unlikely event that Participant holds Common Stock exceeding 10% of the total capital of the Company, Participant must report his or her holdings in the Company on an annual basis.

GREECE

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Restricted Stock Units Payable Only in Common Stock. Restricted Stock Units granted to Participants in Hong Kong shall be paid in Common Stock only and do not provide any right for Participant to receive a cash payment, notwithstanding Section 7 of the Plan, or any provision in the Award to the contrary.

Notifications

Securities Law Notification. The offer of Restricted Stock Units and the Award Shares under the terms of the Award does not constitute a public offering of securities, and it is only available only for employees of the Company or any of its Subsidiaries or affiliates participating in the Plan.

Please be aware that the contents of the Award, including this Appendix B, and the Plan have not been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units, the Award, including this Appendix B, and the Plan are intended solely for the personal use of Participant and may not be distributed to any other person. Participant is advised to exercise caution in relation to this offer of Restricted Stock Units under the Plan. If Participant is in any doubt about any of the contents of the Award, including this Appendix B, or the Plan, Participant should obtain independent professional advice.

HUNGARY

There are no country-specific provisions.

INDIA

Notifications

Exchange Control Notification. To the extent required by local law, Participant must repatriate the proceeds from the sale of Award Shares and any dividends received in relation to the Award Shares to India and convert the proceeds into local currency within 90 days after receipt. Participant must maintain the foreign inward remittance certificate (“FIRC”) received from the bank where the foreign currency is deposited in the event that the Reserve Bank of India or the Employer requests proof of repatriation.

ITALY

Terms and Conditions

Data Privacy Consent. This consent replaces the Data Privacy section of the Award:

Participant understands that the Employer, the Company and any Subsidiary or affiliate may hold certain personal information about Participant, including, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of the Restricted Stock Units or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor and will process such data for the exclusive purpose of implementing, managing and administering the Plan (“Personal Data”).

Participant also understands that providing the Company with Participant’s Personal Data is mandatory for compliance with local law and necessary for the performance of the Plan and that Participant’s refusal to provide such Personal Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Controller of personal data processing is Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, CA 94065, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Electronic Arts Italia SARL with registered offices at Via Agnello 6/1 Milan 20121, Italy. Participant understands that Participant’s Personal Data will not be publicized, but it may be transferred to E*Trade Financial Services, Inc., banks, other financial institutions or brokers involved in the management and administration of the Plan. Participant further understands that the Company and/or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of Participant’s participation in the Plan, and that the Company and/or its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer to E*Trade Financial Services, Inc. or another third party with whom Participant may elect to deposit any shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer the Personal Data in electronic or other form, for the purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that these recipients may be located in or outside the European Economic Area in such countries as in the United States that may not provide the same level of protection as intended under Italian data privacy laws. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Participant’s Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Participant’s Personal Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Participant has the right to, including but not limited to, access, delete, update, ask for rectification of Participant’s Personal Data and estop, for legitimate reason, the Personal Data processing.

Furthermore, Participant is aware that Participant’s Personal Data will not be used for direct marketing purposes. In addition, the Personal Data provided can be reviewed and questions or complaints can be addressed by contacting Participant’s human resources department.

Terms of Award. By accepting the Award, Participant acknowledges that (1) Participant has received Plan and the Award, including this Appendix B; (2) Participant has reviewed those documents in their entirety and fully understands the contents thereof; and (3) Participant accepts all provisions of the Plan and the Award, including this Appendix B. Participant further acknowledges that Participant has read and specifically and expressly approves, without limitation, the following sections of the Award: “Fractional Restricted Stock Units”; “Restrictions on Transfer”; “Termination of Employment”; “Suspension of Award and Repayment of Proceeds for Contributing Misconduct”; “Acknowledgment of Nature of Plan and Award”; “No Advice Regarding Grant”; “Tax Withholding”; “Data Privacy” as replaced by the above provision; “Authority of the Board and the Committee”; “Governing Law and Choice of Venue”; “Appendix B”; and “Imposition of Other Requirements.”

Notifications

Exchange Control Information. Exchange control reporting is required if Participant transfers cash or Shares to or from Italy in excess of €10,000 or the equivalent amount in U.S. dollars. If the payment is made through an authorized broker resident in Italy, the broker will comply with the reporting obligation. In addition, Participant will have exchange control reporting obligations if Participant has any foreign investment (including Award Shares) held outside Italy in excess of €10,000. The reporting must be done on Participant’s individual tax return.

JAPAN

There are no country-specific provisions.

KOREA

Notifications

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares (including the Award Shares) repatriate the proceeds to Korea within 18 months of the sale.

MEXICO

Terms and Conditions

Acknowledgement of the Award. By accepting the Award, Participant acknowledges that he or she has received a copy of the Plan and the Award, including this Appendix B, which Participant has reviewed. Participant acknowledges further that he or she accepts all the provisions of the Plan and the Award, including this Appendix B. Participant also acknowledges that he or she has read and specifically and expressly approves the terms and conditions set forth in Section 10: “Acknowledgment of Nature of Plan and Award” in the Award, which clearly provides as follows:

(1) Participant’s participation in the Plan does not constitute an acquired right;

(2) The Plan and Participant’s participation in it are offered by the Company on a wholly discretionary basis;

(3) Participant’s participation in the Plan is voluntary; and

(4) The Company and its Subsidiaries and affiliates are not responsible for any decrease in the value of any Shares acquired at vesting of the Restricted Stock Units.

Labor Law Policy and Acknowledgment. In accepting the Award, Participant expressly recognizes that Electronic Arts Inc., with registered offices at 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., is solely responsible for the administration of the Plan and that Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between Participant and the Company since Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is EA México S. de R.L. de C.V. (“EA Mexico”), located at Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 7th Floor, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Based on the foregoing, Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between Participant and the employer, EA Mexico, and do not form part of the employment conditions and/or benefits provided by EA Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of Participant’s employment.

Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue Participant’s participation at any time without any liability to Participant.

Finally, Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Participant therefore grants a full and broad release to the Company, its Subsidiaries and its affiliates, branches, representation offices, shareholders, directors, officers, employees, agents, or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Acuerdo. Aceptando este Acuerdo, el Participante reconoce que ha recibido una copia del Plan y el Acuerdo, incluyendo este Apéndice que el Participante ha revisado. El Participante reconoce, además, que acepta todas las disposiciones del Plan y del Acuerdo, incluyendo este Apéndice. El Participante también reconoce que ha leído y que concretamente aprueba de forma expresa los términos y condiciones establecidos en la Sección 10: “Reconocimiento de la Naturaleza del Plan y del Acuerdo” del Acuerdo, que claramente dispone lo siguiente:

(1) La participación del Participante en el Plan no constituye un derecho adquirido;

(2) El Plan y la participación del Participante en el Plan se ofrecen por la Compañía a discreción total de la Compañía;

(3) Que la participación del Participante en el Plan es voluntaria; y

(4) La Compañía y sus Subsidiarias no son responsables de ninguna disminución en el valor de las acciones adquiridas al conferir las Unidades de Acciones Restringidas.

Política Laboral y Reconocimiento. Aceptando este Acuerdo, el Participante expresamente reconoce que Electronic Arts Inc., con sus oficinas registradas en 209 Redwood Shores Parkway, Redwood City, California 94065, U.S.A., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de Acciones no constituyen una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único patrón es EA México S. de R.L. de C.V. (“EA Mexico”), (“EA Mexico”), con domicilio en Torre Esmeralda III, Blvd. Manuel Avila Camacho #32 7th Floor, Colonia Lomas de Chapultepec, Delegación Miguel Hidalgo, México DF 11000. Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, EA Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por EA Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o desmejora de los términos y condiciones de la relación de trabajo del Participante.

Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.

Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna en contra de la Compañía por cualquier compensación o daños y perjuicios en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, Subsidiarias y sus afiliadas, sucursales, oficinas de representación, accionistas, directores, autoridades, empleados, agentes, o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS

Notification

Insider Trading Notification. Participant should be aware of Dutch insider-trading rules, which may impact the sale of Award Shares acquired at vesting of the Restricted Stock Units. In particular, Participant may be prohibited from effectuating certain transactions involving Award Shares during the period in which Participant possesses “inside information” regarding the Company.

By accepting the Award, Participant acknowledges having read and understood the Securities Law Information and further acknowledge that it is her or his responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or a Subsidiary in the Netherlands who has inside information as described herein.

NEW ZEALAND

There are no country-specific provisions.

NORWAY

Terms and Conditions

Tax Withholding. This provision supplements the Tax Withholding section of the Award.

The Employer is required to withhold and report certain Tax-Related Items when Participant’s Restricted Stock Units vest.

Participant acknowledges and agrees that the required Tax-Related Items may be withheld using any of the withholding methods specified in the Tax Withholding section of the Award. Currently, the Company intends to satisfy the Employer’s withholding obligations by withholding a number of the Award Shares issuable to Participant at vesting with a fair market value sufficient to cover the minimum amount of Tax-Related Items. The remainder of the Award Shares will be issued to Participant. Participant acknowledges and agrees that, although the Company does not actually settle the Restricted Stock Units in cash, this withholding method is, to Participant, the equivalent of receiving settlement of a number of the Restricted Stock Units in Award Shares and the remainder in cash since the cash value of the withheld Award Shares will be delivered to the tax authorities on Participant’s behalf in order to pay the Tax-Related Items Participant owes in connection with the vesting of the Restricted Stock Units.

POLAND

Terms and Conditions

Restricted Stock Units Settled in Newly Issued Shares Only. The Restricted Stock Units will be granted over newly issued Award Shares only. In no event will treasury Award Shares be issued upon settlement of vested Restricted Stock Units in Poland.

Notifications

Exchange Control Information. Polish residents holding foreign securities (including Award Shares) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €15,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

Notifications

Exchange Control Information. If Participant does not hold the Award Shares acquired upon vesting/settlement of Restricted Stock Units under the Plan with a Portuguese financial intermediary, Participant may need to file a report with the Portuguese Central Bank. If the Award Shares are held by a Portuguese financial intermediary, it will file the report for Participant.

ROMANIA

Notifications

Exchange Control Information. If Participant remits foreign currency into or out of Romania (e.g., the proceeds from the sale of the Award Shares), Participant may have to provide the Romanian bank assisting with the transaction with appropriate documentation explaining the source of the income. Participant should consult his or her personal legal advisor to determine whether Participant will be required to submit such documentation to the Romanian bank.

RUSSIA

Terms and Conditions

U.S. Transaction. Participant understands that the Restricted Stock Units shall be valid and this Award shall be concluded and become effective only when acceptance of this Award is received electronically or otherwise by the Company in the United States. In no event will Award Shares issued to Participant pursuant to the Restricted Stock Units be delivered to Participant in Russia; Award Shares issued to Participant pursuant to the Restricted Stock Units shall be delivered to Participant through E*Trade Financial Services, Inc. in the United States and kept on Participant’s behalf in the United States. Participant is not permitted to sell Award Shares acquired upon vesting/settlement of the Restricted Stock Units directly to other Russian legal entities or residents.

Settlement of Restricted Stock Units. Depending on the development of local regulatory requirements, the Company reserves the right to force the immediate sale of any Award Shares to be issued upon vesting/settlement of the Restricted Stock Units. If applicable, Participant agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Award Shares (on Participant’s behalf pursuant to this authorization) and Participant expressly authorizes the Company’s designated broker to complete the sale of such Award Shares. Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Award Shares at any particular price. Upon the sale of the Award Shares, the Company agrees to pay Participant the cash proceeds from the sale of the Award Shares, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. Participant acknowledges that he or she is not aware of any material nonpublic information with respect to the Company or any securities of the Company as of the date of this Award.

Notifications

Securities Law Information. The Plan, the Award (including this Appendix B), the grant of Restricted Stock Units and all other materials Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of Award Shares acquired at vesting has not and will not be registered in Russia, unless future changes in the relevant securities regulations require otherwise. Therefore, Award Shares and any other securities described in any Plan-related documents may not be used for public offering or public circulation in Russia.

Exchange Control Information. Under current exchange control regulations, and to the extent it continues to be required by local law, Participant must repatriate the proceeds from the sale of Award

Shares and any dividends received in relation to the Shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to the Participant through a foreign currency account opened in Participant’s name at an authorized bank in Russia. After the sale proceeds are initially received in Russia, they may be further remitted to foreign banks in accordance with Russian exchange control laws.

Participant is encouraged to contact Participant’s personal advisor before remitting his or her sale proceeds to Russia as exchange control requirements may change.

SINGAPORE

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made on a private basis and is, therefore, exempt from registration in Singapore.

Director Notification Requirement. Directors of a Singaporean Subsidiary or affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singaporean Subsidiary or affiliate in writing of an interest (e.g., Restricted Stock Units, Award Shares, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Award Shares are sold), or (iii) becoming a director.

SOUTH AFRICA

Terms and Conditions

Tax Withholding. This provision supplements the Tax Withholding section of the Award:

By accepting the Award, Participant agrees to immediately notify the Employer of the amount of any gain realized upon vesting of the Restricted Stock Units. If Participant fails to advise the Employer of the gain realized at exercise, Participant may be liable for a fine. Participant will be responsible for paying any difference between the actual tax liability and the amount withheld.

Notifications

Exchange Control Information. Participant is solely responsible for complying with applicable South African exchange control regulations. Because no transfer of funds from South Africa is required under the Award, no filing or reporting requirements should apply when the Restricted Stock Units are granted or when Award Shares are issued upon vesting/settlement of the Restricted Stock Units. However, since the exchange control regulations change frequently and without notice, Participant should consult his or her legal advisor prior to the acquisition or sale of Award Shares acquired under the Plan to ensure compliance with current regulations. As noted, it is Participant’s responsibility to comply with South African exchange control laws, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

SPAIN

Terms and Conditions

Acknowledgment of Nature of Plan and Award. This provision supplements the Acknowledgment of Nature of Plan and Award section the Award:

In accepting the Award, Participant consents to participate in the Plan and acknowledges that he or she has received a copy of the Plan. Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be employees of the Company or a Subsidiary or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates. Consequently, Participant understands that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and the Award Shares issued upon vesting/settlement of the Restricted Stock Units shall not become a part of any employment contract (either with the Company or any Subsidiary or affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that this Award would not be made to Participant but for the assumptions and conditions referred to herein; thus, Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of these Restricted Stock Units shall be null and void.

Notifications

Exchange Control Information. Participant must declare the acquisition of Award Shares to the Dirección General de Politica Comercial y de Inversiones Extranjeras (the “DGPCIE”) of the Ministerio de Economia for statistical purposes. Participant must also declare ownership of any Shares with the Directorate of Foreign Transactions each January while the Award Shares are owned. In addition, if Participant wishes to import the ownership title of any Award Shares (i.e., share certificates) into Spain, he or she must declare the importation of such securities to the DGPCIE.

When receiving foreign currency payments derived from the ownership of Award Shares (i.e., cash dividends or sale proceeds), Participant must inform the financial institution receiving the payment of the basis upon which such payment is made. Participant will need to provide the financial institution with the following information: (i) Participant’s name, address and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) additional information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The offer of the Restricted Stock Units is considered a private offering in Switzerland and is therefore not subject to securities registration in Switzerland.

TAIWAN

Notifications

Exchange Control Information. Participant may acquire foreign currency (including proceeds from the sale of Award Shares) up to US$5,000,000 per year without justification.

If the transaction amount is TWD500,000 or more in a single transaction, Participant must submit a Foreign Exchange Transaction Form. If the transaction amount is US$500,000 or more in a single transaction, Participant must also provide supporting documentation to the satisfaction of the remitting bank.

THAILAND

Notifications

Exchange Control Information. Participant will be required to immediately repatriate the proceeds from the sale of Award Shares and any cash dividends received in relation to the Award Shares to Thailand immediately upon receipt and to convert the funds to Thai Baht or deposit the proceeds in a foreign currency account maintained by a bank in Thailand within 360 days of remitting the proceeds to Thailand. If the amount of the proceeds is equal to or greater than US$20,000, Participant must specifically report the inward remittance to the Bank of Thailand on a Foreign Exchange Transaction Form.

If Participant does not comply with this obligation, Participant may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, Participant should consult a legal advisor before selling Award Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from Participant’s failure to comply with applicable laws.

UNITED KINGDOM

Terms and Conditions

Tax Withholding. The following provisions supplement the Tax Withholding section of the Award:

Participant agrees that, if Participant does not pay or the Employer or the Company does not withhold from Participant the full amount of Tax-Related Items that Participant owes at vesting/settlement of the Restricted Stock Units, or the release or assignment of the Restricted Stock Units for consideration, or the receipt of any other benefit in connection with the Restricted Stock Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), then the amount that should have been withheld shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Participant, and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to in the Tax Withholding section of the Award. Participant authorizes the Company to delay the issuance of any Award Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Participant is an officer or executive director (as within the meaning of section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Participant is an officer or executive director and Tax-Related Items are not collected from or paid by Participant by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Participant on which additional income tax and National Insurance Contributions may be payable. Participant acknowledges that the Company or the Employer may recover any such additional income tax and National Insurance Contributions at any time thereafter by any of the means referred to in the Tax Withholding section of the Award, although Participant acknowledges that he/she ultimately will be responsible for reporting any income tax or National Insurance Contributions due on this additional benefit directly to the HMRC under the self-assessment regime.